CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$150,000,000	$8,370

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 4959 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated October 22, 2009 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

This debt is not guaranteed under the Federal Deposit Insurance Corporations Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these Notes involves risks. See "Risk Factors" in Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008 both filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Ratings:	Aa2 (stable) / AA+ (stable)*
Trade Date:	October 22, 2009
Settlement Date (Original Issue Date):	October 27, 2009
Maturity Date:	August 13, 2012
Principal Amount:	US $150,000,000
Price to Public (Issue Price):	101.939%
Agents Commission:	0.175%
All-in Price:	101.764%
Accrued Interest	US $1,079,166.67
Net Proceeds to Issuer:	US $153,725,166.67
Treasury Benchmark:	1.375% due October 15, 2012
Treasury Yield:	1.493%
Spread to Treasury Benchmark (Plus or Minus):	Plus 1.28%
Reoffer Yield:	2.773%
Interest Rate Per Annum:	3.500%

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

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Filed Pursuant to Rule 424(b)(3)
Dated October 22, 2009
Registration Statement No. 333-156929

Interest Payment Dates:	Semi-annually on the 13th of each February and August, commencing February 13, 2010 (short first coupon) and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G4E1
ISIN:	US36962G4E15
Common Code:	044667932

Plan of Distribution

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 101.939% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

Institution Book Runner:	Commitment
Citigroup Global Markets Inc.	$50,000,000
J.P. Morgan Securities Inc.	$100,000,000

Total	$150,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$ 1,500,000,000, principal amount of Fixed Rate Notes due August 13, 2012 as described in the Issuers pricing supplement number 4943 dated August 10, 2009.

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Filed Pursuant to Rule 424(b)(3)
Dated October 22, 2009
Registration Statement No. 333-156929

General

At the quarter ended June 30, 2009, we had outstanding indebtedness totaling $498.096 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2009, excluding subordinated notes and debentures payable after one year, was equal to $488.087 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2004	2005	2006	2007	2008	June 30, 2009
1.82	1.66	1.63	1.56	1.24	0.94

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which is considered to be representative of the interest factor of such rentals.

As set forth above, GE Capitals ratio of earnings to fixed charges declined to 0.94:1 in the first six months of 2009 due to lower pre-tax earnings which were primarily driven by higher provisions for losses on financing receivables in connection with the challenging economic environment. As of June 30, 2009, the amount of earnings needed to achieve a one-to-one ratio of earnings to fixed charges was $606 million.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.